AMENDED AND RESTATED OEM SUPPLY AND LICENSE AGREEMENT

This Amended and Restated OEM Supply and License Agreement (this "**Agreement**"), dated as of December 1, 2022 (the "**A&R Effective Date**"), is entered into by and between Bio-Techne Corp., a Minnesota corporation having its principal place of business at 614 McKinley Place NE, Minneapolis, MN 55313, United States of America ("**Bio-Techne**"), and Olink Proteomics AB, a Swedish company, registration no. 559046-8632, having an address at Dag Hammarskjölds väg 52B, SE-752 37 Uppsala, Sweden **("Buyer",** and together with Bio-Techne, the **"Parties",** and each, a **"Party").**

WHEREAS, Bio-Techne and Buyer entered into an OEM Supply and License Agreement, effective as of August 10, 2016, as amended by that certain First Amendment, effective as of January 21, 2021, that certain Second Amendment, effective as of January 25, 2022, and that certain Third Amendment, effective as of September 14, 2022 (the "**Original Agreement**"); and

WHEREAS, the Parties desire to amend and restate the Original Agreement to expand the scope of Buyer's license to include diagnostic and sublicensing rights.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. <u>Definitions</u>. Capitalized terms have the meanings set forth or referred to in this Section 1.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

"Agreement" has the meaning set forth in the preamble to this Agreement.

"A&R Effective Date" has the meaning set forth in the preamble to this Agreement.

"Basic Purchase Order Terms" means, collectively, any one or more of the following terms specified by Buyer in a Purchase Order pursuant to Section 3.2: (a) a list of the Goods to be purchased; (b) the quantity of each of the Goods ordered; (c) the Requested Delivery Date; (d) the unit Price for each of the Goods to be purchased; (e) the billing address; and (f) the Delivery Location. For the avoidance of doubt, the term "Basic Purchase Order Terms" does not include any general terms or conditions of any Purchase Order.

"Bio-Techne" has the meaning set forth in the preamble to this Agreement.

"Bio-Techne Indemnified Person" has the meaning set forth in Section 11.3.

"Bio-Techne's Intellectual Property Rights" means all Intellectual Property Rights owned by or licensed to Bio-Techne or its Affiliates.

"Bio-Techne's Trademarks" means all Trademarks owned by or licensed to Bio-Techne.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, MN, USA are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble to this Agreement.

"Buyer Contracts" means all contracts or agreements to which Buyer is a party or to which any of its material assets are bound.

"Buyer Indemnified Person" has the meaning set forth in Section 11.4.

"Buyer Products" means all products offered by Buyer (or a sublicensee, as applicable) or any of its Affiliates (including a probe kit and detection kit) or any other product manufactured by Buyer (or a sublicensee, as applicable) or its Affiliates, which incorporate Goods.

"Buyer Services" means any process, method or service performed by Buyer (or a sublicensee, as applicable) or its Affiliates for or on behalf of Third Parties using Goods and the Goods used are not priced separately from the service provided.

"Claim" means any Action brought against a Person entitled to indemnification under Section 10.

"Confidential Information" has the meaning set forth in Section 13.1.

"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

"**Cure Period**" means the 90-day, 120-day or 60-day period set forth in Sections 7.3(b) or 7.4(a), as applicable.

"Defective" means not conforming to the Product Warranty under Section 10.3.

"Defective Goods" means goods shipped by Bio-Techne to Buyer pursuant to this Agreement that are Defective.

"Delivery Location" means the street address for delivery of the Goods specified in the applicable Purchase Order.

"Diagnostic License" has the meaning set forth in Section 2.5.

"Diagnostic Use" means use solely for diagnosis, prediction, or detection of any disease, disorder, state, or condition of humans where the applicable Buyer Product is offered solely for, or the applicable Buyer Service is performed solely for, in each case as reasonably determined by Buyer, diagnosis, prediction, or detection of any disease, disorder, state or condition of humans using a diagnostic test approved by a regulatory agency. For clarity, lab developed tests shall be considered Diagnostic Use.

"Disclosing Party" has the meaning set forth in Section 13.1.

"Dispute" has the meaning set forth in Section 16.15.

"Dispute Notice" has the meaning set forth in Section 16.15.

"Effective Date" means January 1, 2016.

"Force Majeure Event" has the meaning set forth in Section 16.19.

"Forecast" means, [redacted]

"Goods" means the goods identified on Schedule 1 through December 31, 2022 and Schedule 1-A, effective as of January 1, 2023, in each case as described in the Specifications, as applicable.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

"Indemnified Party" has the meaning set forth in Section 11.1.

"Indemnifying Party" has the meaning set forth in Section 11.1.

"Initial Term" has the meaning set forth in Section 7.1.

"Inspection Period" has the meaning set forth in Section 4.6.

"Intellectual Property Rights" means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

"Law" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

"Losses" has the meaning set forth in Section 11.1.

"Net Sales" [redacted]

"Nonconforming Goods" means any goods received by Buyer from Bio-Techne pursuant to a Purchase Order that: (a) do not conform to the catalog number listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; or (c) materially exceed the quantity of Goods ordered by Buyer pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Goods are deemed to be Goods for purposes of this Agreement.

"Notice" has the meaning set forth in Section 16.4.

"Party" has the meaning set forth in the preamble to this Agreement.

"Patents" means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental

Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models).

"Payment Failure" has the meaning set forth in Section 7.3(a).

"Person" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

"Personnel" of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

"Price" has the meaning set forth in Section 5.1.

"Product Warranty" has the meaning set forth in Section 10.3.

"Purchase Order" means Buyer's purchase order issued to Bio-Techne hereunder, including all terms and conditions attached to, or incorporated into, such purchase order.

"Receiving Party" has the meaning set forth in Section 13.1.

"Renewal Term" has the meaning set forth in Section 7.2.

"Representatives" means a Party's Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors and permitted assigns.

"Requested Delivery Date" means the requested delivery date for Goods ordered hereunder that is set forth in a Purchase Order, which must be a Business Day no less than thirty (30) days following delivery of the applicable Purchase Order to Bio-Techne except upon the Parties' mutual consent.

"Research License" has the meaning set forth in Section 2.5.

"Research Use" means use of Buyer Product or Buyer Service other than for Diagnostic Use.

"Specifications" means the specifications for the Goods attached hereto as Exhibit A and Exhibit B.

"Sublicensee" or "sublicensee" means any third party to whom Buyer or its Affiliates has granted a license or sublicense under some or all of its rights under Section 2.5.

"Sublicensing Revenue" [redacted]

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"Taxes" means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

"Term" has the meaning set forth in Section 7.2.

"Third Party" means any Person other than Bio-Techne, Buyer, or their respective Affiliates.

"Trademarks" means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

"Trade Secrets" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

"US" means the United States of America.

"Warranty Period" has the meaning set forth in Section 10.3.

2. Purchase and Sale of Goods.

2.1 Purchase and Sale.

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2.1.3 Buyer hereby agrees that Goods shall not be reverse engineered, disassembled, or otherwise studied, tested, probed, or altered by Buyer or its Affiliates in order to discover or perform any compositional, structural, functional or other analyses directed to learning the methodology, components, formulae, processes, make-up, or production of any one of the [redacted]

2.2 Terms of Agreement Prevail Over Buyer's Purchase Order. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and the Basic Purchase Order Terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties' respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Without limitation of the foregoing, any additional, contrary or different terms contained in any Purchase Order or other request or communication by Buyer pertaining to the sale of Goods by Bio-Techne, and any attempt to modify, supersede, supplement or otherwise alter this Agreement, will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

2.3 Right to Manufacture and Sell Competitive Goods. This Agreement does not limit Bio-Techne's right to manufacture or sell, or preclude Bio-Techne from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, the Goods and other goods or products that are similar to or competitive with the Goods.

2.4 Use of Goods and Restrictions. The Goods may be repackaged and relabeled, and must be sold or used under Buyer's, its Affiliates' or its or their respective sublicensees' own label; Bio-Techne shall not be identified on any Product sold by Buyer (e.g., packaging, printed marketing materials, web, etc.), provided, however, that Buyer may inform its customers of the identity of Bio-Techne if asked directly about Buyer's suppliers. Buyer acknowledges that Goods are not submitted by Bio-Techne for regulatory review or validated

for clinical, therapeutic or diagnostic use, safety or efficacy, or any other specific use or application. It is solely Buyer's responsibility to ensure the Goods are suitable for Buyer's intended market. Buyer is solely responsible for complying with all applicable laws, regulations and governmental policies when reselling Goods and for obtaining all necessary approvals, permissions and/or licenses or Intellectual Property Rights from applicable Third Parties, as may be required for Buyer's intended uses or sales. Buyer is also responsible for any technical support provided to its customers.

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3. Ordering Procedure.

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3.2 Purchase Orders. Buyer shall issue to Bio-Techne Purchase Orders (containing applicable Basic Purchase Order Terms that are consistent with the terms of this Agreement), in written form via facsimile, e-mail or US mail. By issuing a Purchase Order to Bio-Techne, Buyer makes an offer to purchase Goods pursuant to the terms and conditions of this Agreement and the Basic Purchase Order Terms contained in such Purchase Order, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect. Buyer shall be obligated to purchase from Bio-Techne quantities of Goods specified in a Purchase Order.

3.3 Acceptance, Rejection and Cancellation of Purchase Orders. Bio-Techne accepts a Purchase Order by confirming the order in writing or by delivering the applicable Goods to Buyer, whichever occurs first. Bio-Techne may reject a Purchase Order or cancel a previously accepted Purchase Order, which it may do without liability or penalty, and without constituting a waiver of any of Bio-Techne's rights or remedies under this Agreement or any Purchase Order, by providing written notice to Buyer specifying the applicable date of rejection or cancellation, if the events described under Section 7.3(c) has occurred.

4. Shipment, Delivery, Acceptance and Inspection.

4.1 Shipment. Unless otherwise expressly agreed by the Parties in writing, Bio-Techne shall select the method of shipment of and the carrier for the Goods. Bio-Techne may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Buyer. Each shipment will constitute a separate sale and Buyer shall pay for the Goods shipped, in accordance with the payment terms specified in Section 5.3, whether such shipment is in whole or partial fulfillment of a Purchase Order.

4.2 Packaging and Labeling. Bio-Techne shall properly pack, mark and ship Goods and provide Buyer with shipment documentation showing the Purchase Order number, Bio-Techne's identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, Bio-Techne's name, the bill of lading number and the country of origin.

4.3 Delivery. Unless otherwise expressly agreed by the Parties in writing, Bio-Techne shall deliver the Goods to the Delivery Location, using Bio-Techne's standard methods for packaging and shipping such Goods. [redacted]

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4.5 Transfer of Title and Risk of Loss.

(a) Title to Goods shipped under any Purchase Order passes to Buyer upon Bio-Techne's tender of the Goods to the carrier at [redacted]

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4.7 Limited Right of Return. Except as provided under Section 4.6, Section 10.5 and Section 10.7, Buyer has no right to return Goods shipped to Buyer pursuant to this Agreement.

5. Price and Payment.

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For payment for Goods (Euros)

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7. Term; Termination.

7.1 Initial Term. The term of this Agreement commences on the Effective Date and continues through [redacted], unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the **"Initial Term").**

7.2 Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive five [redacted] unless either Party provides written Notice of non-renewal at least [redacted] prior to the end of the then-current term (each, a "**Renewal Term**" and together with the Initial Term, the "**Term**"), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 7.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

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7.6 Effect of Expiration or Termination.

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(c) Any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Goods to Buyer that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Goods had been accepted by Bio-Techne. With respect to any Goods that are still in transit upon termination of this Agreement, Bio-Techne may require, in its sole discretion, that all sales and deliveries of such Goods be made on either a cash-only or certified-check basis.

(d) Upon the expiration or earlier termination of this Agreement, each Party shall:

(i) destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party's Confidential Information;

(ii) permanently erase all of the other Party's Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Each Party shall destroy any such copies upon the normal expiration of its backup files; and

(iii) certify in writing to the other Party that it has complied with the requirements of this clause.

(e) Termination of this Agreement will not constitute a waiver of any of either Party's rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

(f) Buyer and/or its Affiliates and/or their sublicensees shall be permitted, upon and after termination or expiration of this Agreement, to market and sell all remaining Buyer Products in inventory, and may continue to provide Buyer Services until it has exhausted or used all required Goods for same.

8. Obligations of Buyer.

8.1 Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Buyer Personnel shall:

(a) make any representations, warranties, guarantees, indemnities, similar claims or other commitments:

(i) actually, apparently or ostensibly on behalf of Bio-Techne, or

(ii) to any customer or other Person solely with respect to the Goods, which are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims or other commitments in this Agreement or any written documentation provided by Bio-Techne to Buyer.

9. Compliance with Laws. Buyer shall at all times comply with all Laws applicable to this Agreement, Buyer's performance of its obligations hereunder and Buyer's use or sale of the Goods. Without limiting the generality of the foregoing, Buyer shall (a) at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the purchase, use or resale of the Goods and (b) not engage in any activity or transaction involving the Goods, by way of resale, lease, shipment, use or otherwise, that violates any Law.

10. Representations and Warranties.

10.1 Buyer's Representations and Warranties. Buyer represents and warrants to Bio-Techne that:

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10.2 Bio-Techne's Representations and Warranties. Bio-Techne represents and warrants to Buyer that:

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10.3 Limited Product Warranty. Subject to the provisions of Sections 10.4 through 10.7, Bio-Techne warrants to Buyer (the **"Product Warranty")** that:

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10.4 Product Warranty Limitations. The Product Warranty does not apply to any Good that:

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10.5 Buyer's Exclusive Remedy for Defective Goods or Nonconforming Goods.

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13. Confidentiality.

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16.1 Relationship of the Parties. The relationship between Bio-Techne and Buyer is solely that of vendor and customer, and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

16.2 Entire Agreement. This Agreement, including and together with the Basic Purchase Order Terms and any related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Original Agreement.

16.3 Survival; Statute of Limitations. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement for a period of two (2) years after such expiration or termination; and (b) Sections 1, 10, 11, 12, and 13 of this Agreement,

as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of twelve (12) months after such expiration or termination. All other provisions of this Agreement will not survive the expiration or earlier termination of this Agreement. Notwithstanding any right under any applicable statute of limitations to bring a claim, no Action based upon or arising in any way out of this Agreement may be brought by either Party after the expiration of the applicable survival or other period set forth in this Section 16.3 and the Parties waive the right to file any such Action after the expiration of the applicable survival or other period; provided, however, that the foregoing waiver and limitation do not apply to the collection of any amounts due to Bio-Techne under this Agreement.

16.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a **"Notice")** must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Bio-Techne:	Bio-Techne Corp. 614 McKinley Place NE Minneapolis, MN 55413 USA Facsimile: 615-656-4514 Attention: Legal Dept. By copy to: legal@bio-techne.com
Notice to Buyer:	Olink Proteomics AB Dag Hammarskjölds väg 52A SE-752 37 Uppsala Facsimile: +46 (0) 18 - 50 93 00 Attention: Legal Dept. By copy to: legal@olink.com

16.5 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all

genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

16.6 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

16.7 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.8 Amendment and Modification. No amendment to this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

16.9 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing and signed by the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission or course of dealing between the Parties.

16.10 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be

available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Buyer's rights under Section 4.4, Section 4.6, Section 10.5 and each of the Parties' rights under Section 11 are such Party's exclusive remedies for the events specified therein.

16.11 Equitable Remedies. Buyer acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 12 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Buyer of any such obligations, Bio-Techne shall, in addition to any and all other rights and remedies that may be available to Bio-Techne at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Buyer agrees that Buyer will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 16.11.

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16.13 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

16.14 No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 16.14, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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16.16 Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Minnesota, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

16.17 Choice of Forum. In case the dispute resolution as set out in Article 16.15 above does not lead to an amicable solution, any dispute, controversy or claim arising under, out of or relating to this Agreement, including any subsequent amendments, shall be referred to and finally be settled in accordance with the Arbitration Rules of the London Court of International Arbitration (LCIA) without recourse to the ordinary courts of law. The place of arbitration is London, England. The number of arbitrators is three (3). The language of the arbitral proceedings is English.

16.18 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement, if the party sending such facsimile, e-mail or other means of electronic transmission has received express confirmation that the recipient party received the Agreement (not merely an electronic facsimile confirmation or automatic e-mail reply).

16.19 Force Majeure. Bio-Techne shall not be liable or responsible to Buyer, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, if such failure or delay is caused by or results from acts beyond Bio-Techne's control, including: (a) acts of nature; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) requirements of Law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority (whether or not having the effect of Law); (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) shortages of or delays in receiving raw materials; or (j) shortage of adequate power or transportation facilities (each, a "**Force Majeure Event**").

16.20 Quarterly Product Meetings. For the avoidance of doubt, Buyer and its Affiliates may purchase, and this Agreement does not preclude, prohibit or restrict Buyer from purchasing, products other than Goods from Bio-Techne or its Affiliates at any time at Buyer's sole discretion, and Bio-Techne shall use commercially reasonable efforts to accommodate relevant orders from Buyer or its Affiliates. On a quarterly basis, the Parties shall review and discuss potential inclusion of such products in the Goods listed in Schedule

1-A. Upon mutual written agreement, the Parties shall add such additional products to Schedule 1-A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

BIO-TECHNE CORPORATION

Name: Will Geist

Title: President, Protein Sciences

OLINK PROTEOMICS AB

Name: /s/ Jon Heimer

Title: CEO